CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated June 19, 2003, relating to the financial statements of The Merger Fund VL, which appear in such Registration Statement. We also consent to the reference to us under the heading of "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
July 21, 2003